Exhibit 10.57

Univar Canada Ltd.

9800 Richmond, BC

V6X 1W5 Canada

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is entered into by and between Univar Canada (“Company”) and Michael Hildebrand (called “Employee” or “I” below), to be effective the date executed by the parties.

Conflict of Interest

“Conflicting Organization” means any person, firm, partnership, association, syndicate, company, corporation or organization (other than Univar, its subsidiaries, related companies, successors or assigns) engaged in or about to engage in researching, developing, producing, marketing or selling a product, process or service which resembles or competes with a product, process or service produced or provided by Univar.

You acknowledge that you are employed by Univar in a position of responsibility and trust, and agree that during your employment, you will not engage in any activity or otherwise put yourself in a position which conflicts with Univar’s business interests, including, without limitation, investing or participating in any Conflicting Organization (other than an investment of less than five per cent of the shares of a corporation traded on a registered stock exchange) except with the prior written authorization of Univar.

Non-Competition

You covenant and agree with Univar that:

(a) you will not, for a period of one year from the date of termination of employment with Univar anywhere within Canada, directly or indirectly, whether as a partner, member, shareholder, director, officer or representative of any firm, association, syndicate, partnership, company or corporation, or as a principal, agent, advisor, consultant, proprietor, employer, employee, manager or in any other capacity whatsoever:

(i) carry on, or be engaged in, concerned with or interested in, financially or otherwise, directly or indirectly, or advise, lend money to, guarantee the debts or obligation of, or permit your name to be used or employed by, any Conflicting Organization; or

take any act the probable result of which would be detrimental to Univar or would cause the relations between Univar and any of its clients, customers, supplies, employees or others to be impaired.

Non-Solicitation

You covenant and agree with Univar that:

(a) you will not, for a period of one year from the date of termination of employment with Univar, directly or indirectly, whether as a partner, member, shareholder, director, officer or representative of any firm, association, syndicate, partnership, company or corporation, or as a principal, agent, advisor, consultant, proprietor, employer, employee, manager or in any other capacity whatsoever, solicit or attempt to solicit:

(i) any employee of Univar to leave the employee of Univar; or,

(ii) any client, customer or supplier of Univar with whom you dealt with at any time in the last two years of your employment with Univar to do business with a Conflicting Organization;

(b) each provision of this section is declared to constitute a separate and distinct covenant and if any provision in this section is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other covenant or provision in this section or contract;

(c) you hereby acknowledge and agree that the restrictions contained in this section are reasonable, valid and commensurate with the protection of the legitimate interests of Univar and hereby waive all defenses to the strict enforcement of the provisions in this section by Univar; and

(d) a breach of any of the covenants in this section would result in damages to Univar and Univar could not adequately be compensated for such damages by a monetary award and therefor, in the event of such breach, in addition to all other remedies available to Univar at law or in equity, Univar shall be entitled as a matter of right to apply to a court of competent jurisdiction to be granted relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this section.

I accept the offer of promotion to Vice President and agree to follow all provisions outlined above.

Michael J. Hildebrand	/s/ Michael J. Hildebrand	Oct 15, 2010